Exhibit 99.7

Non-Hodgkin’s Lymphoma Poster Presentation

Title: A Phase I Trial of the Bruton’s Tyrosine Kinase (BTK) Inhibitor, Ibrutinib (PCI-32765), in Combination with Rituximab (R) and Bendamustine in Patients with Relapsed/Refractory Non-Hodgkin’s Lymphoma (NHL)
Session: 624. Lymphoma - Therapy with Biologic Agents, excluding Pre-Clinical Models: Poster I
Date/Time: Saturday, December 8, 2012, 5:30 PM - 7:30 PM
Location: Georgia World Congress Center, Hall B1-B2
Presenter: Kristie Blum

Kristie A. Blum, MD1, Beth Christian, MD2, Joseph M. Flynn, DO, MPH2*, Samantha M. Jaglowski, MD, MPH3, Jeffrey Alan Jones, MD, MPH4, Kami Maddocks, MD5* and John C. Byrd, MD5
1Internal Medicine, The Ohio State University, Columbus, OH
2Hematology, The Ohio State University-James Cancer Center, Columbus, OH
3Department of Internal Medicine, Division of Hematology, The Ohio State University, Columbus, OH
4Division of Hematology, Ohio State University Medical Center, Columbus, OH
5Internal Medicine, Division of Hematology, The Ohio State University, Columbus, OH

ABSTRACT:
Introduction: Ibrutinib is an orally available, irreversible inhibitor of BTK, a downstream protein in the B-cell receptor signaling pathway critical for normal B-cell development. In a phase I study in patients with relapsed B-cell malignancies (Fowler ASH 2010), the overall response rate (ORR) was 43%, with responses observed in patients with relapsed mantle cell (MCL), diffuse large B-cell (DLBCL), follicular (FL), and marginal zone lymphoma (MZL). In a phase II single agent study in MCL (Wang ASH 2011), ORR was 67% with several responding patients remaining on ibrutinib over 1 year. Rituximab (R) and bendamustine is a highly active regimen with ORR ranging from 52-92% in patients with relapsed/refractory NHL. This phase I study was designed to determine the maximum tolerated dose, dose limiting toxicity (DLT), toxicities, and preliminary efficacy of R-bendamustine in combination with ibrutinib in patients with relapsed/refractory NHL.
Methods: Eligibility included patients with relapsed/refractory FL, MZL, MCL, transformed NHL, and DLBCL, and patients with previously untreated MCL not candidates for autologous stem cell transplantation (ASCT). ANC ≥ 1000/mm3, platelets ≥ 50,000/mm3, and creatinine ≤ 2.0 mg/dL were required at study entry. Prior ASCT, rituximab, bendamustine, and ibrutinib were permitted. Treatment consisted of R 375 mg/m2 day 1, bendamustine 90 mg/m2days 1 and 2, and escalating doses of ibrutinib (280 mg or 560 mg) days 1-28 every 28 days for 6 cycles. Six patients were enrolled at each dose level. Responding patients could continue ibrutinib alone after cycle 6 until disease progression or unacceptable toxicity. Pegfilgrastim was permitted for patients with grade 4 neutropenia during cycles 1-6. Response was assessed after cycles 3 and 6 by International Harmonization Criteria (Cheson, JCO 2007).
Results: Eleven patients (9 males) with a median age of 72 (range 45-84) previously treated with a median of 3 prior therapies (range 0-10) were enrolled. Six patients were refractory to their most recent therapy, 4 patients had prior ASCT, 2 patients had received prior bendamustine, and no patients had prior ibrutinib. Other characteristics included stage III-IV disease in 82%, extranodal involvement in 64%, elevated IPI ≥ 3 in 55%, bulky adenopathy ≥ 5 cm in 45%, B-symptoms in 45%, and elevated LDH in 36%. Histologies included MCL (n=3), DLBCL (n=3, all germinal center origin by Hans immunohistochemical criteria), transformed NHL (n=2), FL (n=2), MZL (n=1). Nine patients completed two or more cycles of therapy (median 3, range 1-6) with 280 mg of ibrutinib (n=6) and 560 mg of ibrutinib (n=3). Two patients who discontinued therapy prior to completing cycle 1 for progressive disease (PD) at 280 mg and 560 mg of ibrutinib, respectively, were replaced. Six patients continue to receive protocol treatment. The 5 patients off study included the 2 patients with DLBCL and transformed NHL who were replaced for PD prior to completing cycle 1, 2 patients with DLBCL and PD after cycles 3 and 4, and 1 patient with MCL receiving 280 mg ibrutinib with R-bendamustine who discontinued due to grade 3 neutropenia lasting > 14 days after cycle 4. No DLTs have been observed. Grade 3-4 events included lymphopenia (64%), neutropenia (27%), thrombocytopenia (18%), pancreatitis (9%), vomiting (9%), shingles (9%), and rash (9%). Dose reductions from 280 mg ibrutinib to 140 mg were required in 3 patients for grade 3 thrombocytopenia, pancreatitis, and rash. Bendamustine dose reductions to 60 mg/m2were required in 1 patient for grade 3 thrombocytopenia. ORR was 38% in 8 evaluable patients, with 3 patients currently receiving protocol treatment who have not yet undergone restaging scans. Responses included 2 complete responses and 1 partial response in the 3 patients with MCL.
Conclusions: Combined ibrutinib with R-bendamustine appears well tolerated without unexpected toxicity and with preliminary activity in patients with previously untreated and relapsed MCL. Three additional patients will be accrued to the 560 mg dose level and expansion cohorts examining this combination specifically in patients with FL, DLBCL, and MCL are planned.

Disclosures: Blum: Pharmacyclics: Research Funding. Off Label Use: Ibrutinib is not approved for the treatment of NHL. Jaglowski: Pharmacyclics: Research Funding. Maddocks: Pharmacyclics: Research Funding. Byrd: Pharmacyclics: Research Funding.